SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549



                                  FORM 8-K


                          Current Report Pursuant
                       to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


     Date of Report (Date of Earliest Event Reported) February 25, 1999


                          JORDAN INDUSTRIES, INC.
           (Exact Name of Registrant as Specified in its Charter)



                                  Illinois
               (State or Other Jurisdiction of Incorporation)


                                  33-24317
                          (Commission File Number)

                                 36-3598114
                    (I.R.S. Employer Identification No.)


     1751 Lake Cook Road, Deerfield,                    Illinois 60015
(Address of Principal Executive Offices)                  (Zip Code)


                               (847) 945-5591
            (Registrant's Telephone Number, Including Area Code)


                               Not Applicable
       (Former Name or Former Address, if Changed Since Last Report)












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Item 5.  Other Events.

         On December 2, 1998, the Company signed a letter of intent to acquire the Alma Products division ("Alma Products") of Alma Piston
Company. Alma Products remanufactures torque converters, air conditioning compressors and clutch and disc assemblies for major automotive and equipment OEMs such as Ford, Chrysler, General Motors, John Deere, Caterpillar and Case Equipment, as well as numerous other direct aftermarket customers. The purchase price includes $84.0 million in cash and the assumption of $2.3 million in long-term liabilities. The Company is considering various financing alternatives in connection with the acquisition, including the issuance of an additional $150 million of senior notes (the "Senior Notes") by the Company. After the acquisition, the pro forma net sales and earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Company for the 12 months ended September 30, 1998 would have been approximately $1.025 billion and $173.7 million, respectively.

         On February 25, 1999, the Company commenced a consent solicitation in order to solicit consents from the holders of its 10-3/8% Series B Senior Notes due 2007 and its 11-3/4% Senior Subordinated Discount Notes due 2009 to allow for the proposed offering of Senior Notes. The Company expects to close the acquisition of Alma Products at approximately the same time as it consummates the offering of Senior Notes; however, there can be no assurance that the Alma Products acquisition will close at that time or at all or that the Company will finance the acquisition of Alma Products with the issuance of Senior Notes.





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                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         JORDAN INDUSTRIES, INC.



Dated: February 25, 1999                 By:    /s/ Thomas C. Spielberger
                                               -------------------------------
                                               Thomas C. Spielberger
                                               Senior Vice President Finance
                                                 and Accounting